Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 33-38534, 33-45012, 333-80159, 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, and 333-115432 of Pentair, Inc. of our reports dated March 10, 2005, with respect to the consolidated financial statements and financial statement schedule of Pentair, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 10, 2005